Exhibit 99.9
Form of Inducement Stock Option
                    , 200
[Optionee Name]
[Optionee Address]

Re: Nonqualified Stock Option Inducement Grant

Option Shares:		Grant Date:

Price Per Share:	$	Vesting Base Date:

Option Control No.:		Fully-Vested Date:

Expiration Date:

Dear [                    ]:
I am pleased to confirm that Avanir Pharmaceuticals (the “Company”) has granted you an option to purchase shares of our Class A Common Stock. This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but is intended to qualify as an “employee benefit plan” within the meaning of Rule 405 under the Securities Act of 1933.
This option is an “inducement grant” under NASDAQ Marketplace Rule 4350 and has been granted outside of the Company’s established equity compensation plans, including the 2003 and 2005 Equity Incentive Plans. Although the option it has not been granted under the Company’s 2005 Equity Incentive Plan (the “Plan”), it is subject to terms and conditions of the Plan as if it was granted under the Plan.
To accept your stock option, please sign the enclosed copy of this letter and return it to                     .
General terms
Your option is intended to be a non-statutory option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the Plan, which governs the terms of this award. We encourage you to carefully review the Plan, a copy of which is enclosed.
Purchase and payment
Your option will vest with respect to [25% of the Option Shares one year after the Grant Date and then with respect to the remaining Option Shares in 12 equal installments on a quarterly basis thereafter], such that the option will be exercisable with respect to all Option Shares on the Fully-Vested Date shown above.
If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form provided by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment set forth in the Plan and permitted by the Administrator at the time you wish to exercise. Option Shares available under this option must be purchased, if at all, no later than the Expiration Date.
We value your efforts and look forward to your continued contribution.
Sincerely,
[Print name]
[Print title]
I accept this option and agree to the terms set forth above.

Optionee signature	, 200 Date

Avanir Pharmaceuticals
INDUCEMENT OPTION EXERCISE AND
STOCK PURCHASE AGREEMENT
Instructions
1.	Read the entire Agreement carefully. This is a legally binding agreement between you and the Company.

2.	Items A — C: insert your name and identifying information.

3.	Items D-G: identify the stock option you want to exercise.

4.	Item H: identify how many shares you want to purchase.

5.	Item I: Calculate the Option Price by multiplying the share number in Item H by the purchase price per share in Item E.

6.	Item J: Confirm with the Company whether a tax withholding amount should be entered in this space.

7.	Item K: Add the Option Price in Item I to the tax withholding amount, if any, in Item J. Insert the resulting Purchase Price in Item K.

8.	Item L: Identify your approved method of payment for the Shares.

9.	Signatures: Sign the Agreement in the space provided on page 10. Important note: If you are married, your spouse also is required to sign.

10.	Submit your fully completed and signed Agreement, together with payment of the Purchase Price, to [identify department, mailstop or person to receive option forms].

Avanir Pharmaceuticals
INDUCEMENT OPTION EXERCISE AND
STOCK PURCHASE AGREEMENT
Date:

Optionholder / Purchaser

(A)	Name:_____________________________________________________________________(“I” “me” or “Purchaser”)

(B)	Employee number: _______________________________________________________________________________

(C)	Residence address: ______________________________________________________________________________

_____________________________________________________________________________________________

_____________________________________________________________________________________________

Stock option

(D)	Option Shares (total) subject to this Option: ___________________________________________________________

(E)	Purchase Price per Share: _________________________________________________________________________

(F)	Grant Date: ____________________________________________________________________________________

(G)	Option Control Number: __________________________________________________________________________

Option shares purchased under this Agreement

(H)	Shares purchased:_______________________________________________________________________________

(I)	Option Price [ (E) x (H) ]: __________________________________________________________________________

(J)	Tax withholding (if applicable):_____________________________________________________________________ (to be calculated by Company)

(K)	Purchase Price [ (I) + (J) ] _________________________________________________________________________

Payment method (select one or more)

(L)	Cash or check (enclosed):_________________________________________________________________________

Wire transfer:__________________________________________________________________________________ (Identify sending bank and wire transfer number)

“Cashless exercise”: ____________________________________________________________________________ (Identify approved NASD broker-dealer and attach agreement)

Other: _______________________________________________________________________________________ (Attach Company approval for other form of payment)

1. Exercise of Option.
     1.1. I am exercising my right to purchase the number of shares of common stock of Avanir Pharmaceuticals indicated on Line (H) by exercising the option identified on Lines (D) through (G). The per share purchase price of the option is indicated on Line (E) and the aggregate purchase price of the shares I am purchasing is indicated on Line (I). I acknowledge that I may be responsible for tax withholding on the shares, in which case the aggregate purchase price would be as indicated on Line (K) (which the Company will complete). The shares that I am purchasing by exercising my option are referred to in this agreement as the “Shares.” The total purchase price of the shares is referred to in this agreement as the “Purchase Price.” I acknowledge that the option I am exercising was not granted under the 2005 Equity Incentive Plan of Avanir Pharmaceuticals (the “Plan”), but is subject to the terms and conditions of the Plan.
     1.2. With this signed agreement, I have submitted either (a) cash or a check for the amount of the Purchase Price or (b) irrevocable wire transfer instructions for the Purchase Price, [or (c) a certificate or certificates (or designation of such certificates if permitted by the Plan) representing shares of company common stock that I have owned for at least six months if the shares were acquired by me through exercise of an option, and that have a fair market value (as determined in accordance with the Plan) as of this date equal to the Purchase Price, or (d) one or more full recourse promissory notes, approved by the Company, for a face amount equal to the Purchase Price (the “Note”).] I recognize that other forms of payment may be permitted by the written approval of the Administrator.
2. Representations
     2.1. Taxes. The Company has made no warranties or representations to me with respect to the income tax consequences of the transactions contemplated by this Agreement and I am not relying on the Company or its representatives for an assessment of such tax consequences. I have had adequate opportunity to consult with my personal tax advisor prior to submitting this Agreement to the Company.
     2.2. Repurchase. If the Shares are subject to a right of repurchase in favor of the Company at their original purchase price when I cease to provide services for the Company, or if I could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 with respect to the purchase of the Shares, I will execute and deliver to the Company a copy of the Acknowledgment and Statement of Decision Regarding Election Pursuant to Section 83(b) of the Internal Revenue Code (the “Acknowledgment”), which will be provided to me upon my request. I acknowledge that I am primarily responsible for filing any Section 83(b) elections although the Company will, as an accommodation to me and without assuming any liability, file a duplicate election if I promptly provide an executed form with the Acknowledgement and Statement of Decision Regarding Section 83(b). I will consult with my own tax advisor to determine if there is a comparable election to file in the state of where I reside and whether filing a federal or state Section 83(b) election is desirable under my circumstances.

3. Miscellaneous Provisions.
     3.1. Successors and Assigns. Subject to the limitations set forth in this Agreement, the benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties.
     3.2. Costs. I will repay the Company for all costs and damages, including incidental and consequential damages and attorney’s fees, resulting from any transfer of the Shares which is not in compliance with the provisions of this Agreement.
     3.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.
     3.4. Notices. All notices and other communications under this Agreement shall be in writing. Unless and until I am notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed to:
Avanir Pharmaceuticals
Attention: Chief Financial Officer
at the Company’s published principal office location.
     3.5. Communications. Unless and until I notify the Company in writing to the contrary, all notices, communications, and documents intended for me and related to this Agreement, if not delivered by hand, shall be mailed to my last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and three business days after mailing, if by mail.
     3.6. Arbitration. All disputes arising out of this Agreement will be finally settled by arbitration in accordance with the then existing rules of the American Arbitration Association. The arbitration will be conducted in Orange County. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it; provided that nothing in this Agreement shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties agree that service of any notices in the course of such arbitration at their respective addresses as provided for in this agreement shall be valid and sufficient.
     3.7. This is not an employment contract. This Agreement is not to be interpreted as a guarantee or contract of continuing employment.

Avanir Pharmaceuticals
By:
Title:
I hereby agree to be bound by all of the terms and conditions of this Agreement and the Plan.

Purchaser’s signature

Printed name

          The purchaser’s spouse indicates by the execution of this Agreement his or her consent to be bound by the terms herein as to his or her interests, whether as community property or otherwise, if any, in the Shares hereby purchased.

Purchaser’s Spouse